Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, September 6, 2005	Mark W. Sheahan (612) 623-6656

GRACO ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

MINNEAPOLIS, MN (September 6, 2005) – Graco Inc. (NYSE: GGG) today announced that it has created two new senior management positions reporting directly to David A. Roberts, Graco’s President and Chief Executive Officer. The new position of Chief Financial Officer will lead the areas of finance, accounting, treasury, tax and facilities at Graco. The new position of Chief Administrative Officer will lead Graco’s human resources, information systems, internal audit, corporate development and investor relations functions.

In connection with the creation of the new positions, Graco announced the following appointments effective immediately:

James A. Graner, age 60, has been named Chief Financial Officer of Graco. Prior to this appointment Mr. Graner has served as Graco’s Vice President and Controller since February 1994. During his 31 years with Graco, Mr. Graner has held various managerial positions in the treasury, accounting and information systems departments.

Mark W. Sheahan, age 41, has been named Chief Administrative Officer of Graco. Mr. Sheahan joined Graco in 1995 and has served as Graco’s Treasurer since 1996 and as Vice President and Treasurer since 1998. In his new position, Mr. Sheahan will assume responsibility for human resources, information systems and internal audit while continuing to be responsible for investor relations and corporate development at Graco.

In addition to the above, Graco announced the following changes to its senior management team effective immediately:

Karen P. Gallivan, age 49, has been named Vice President, General Counsel and Secretary of Graco. Ms. Gallivan has previously served as Graco’s Vice President Human Resources since 2003. Prior to joining Graco, Ms. Gallivan has held various leadership positions in the areas of legal, human resources and communications and has served as the General Counsel for one of her previous employers. She was admitted to practice law in the State of Minnesota in 1983.

Simon J.W. Paulis, age 57, has been named to the position of Vice President and General Manager, Europe. Mr. Paulis, who has been serving as Graco’s General Manager of European Operations since February 2005, joined Graco in 1999 and served as the European Sales and Marketing Director of the Contractor Equipment Division prior to February 2005.

Graco also announced the retirement of Robert M. Mattison, age 57, from the positions of Vice President, General Counsel and Secretary of Graco.

“These senior executive appointments represent an opportunity for us to further strengthen our management team and to insure a strong team is in place to support the growth we have been enjoying,” said Graco’s President and Chief Executive Officer David A. Roberts. “I am looking forward to the contributions that Jim Graner, Mark Sheahan, Karen Gallivan and Simon Paulis will make in their new roles. I also welcome Simon Paulis to our executive team. He has been instrumental in growing our Contractor business in Europe and I am confident he will do the same with our European Industrial and Lubrication businesses in the future. I want to also thank Bob Mattison for his many years of service to Graco and wish him well in his retirement.”

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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